Exhibit 99.2
Certain Additional Information Relating To Selected Unaudited Financial Information For the Years Ended January 31, 2006, 2007 and 2008, Preliminary, Unaudited Financial Highlights For the Year Ended January 31, 2009, and Preliminary, Unaudited Ranges For the Year Ended January 31, 2010
Explanatory Note
We are now substantially complete with our comprehensive Annual Report on Form 10-K covering the years ended January 31, 2006, 2007, and 2008 (the “Comprehensive 10-K”), and had expected to file it the week of January 25, 2010. However, we are currently not in a position to file our Comprehensive 10-K because of an unexpected recent change in the allocation of net operating loss carryforwards (“NOLs”) allocated to us by Comverse Technology, Inc. (“Comverse”), our majority stockholder, for the year ended January 31, 2003 and earlier years (i.e., prior to our initial public offering (“IPO”) in May 2002). To the extent that the Comverse NOLs require further modification, the portion allocated to us may also be modified. Certain other changes at Comverse could also affect us, as well as other changes that may occur as a result of the continued delay in the filing of our Comprehensive 10-K. Therefore, while we are substantially complete with our Comprehensive 10-K, we will only be in a position to file after receiving the necessary information from Comverse.
This document includes selected, unaudited financial information for the years ended January 31, 2006, 2007, and 2008, certain preliminary, unaudited financial highlights for the year ended January 31, 2009, and certain preliminary, unaudited ranges for the year ended January 31, 2010. These results, highlights, and ranges are subject to adjustments, which could be material, and do not present all information necessary for an understanding of our financial performance. We derived the selected financial information as of and for the years ended January 31, 2006, 2007, and 2008 from our unaudited consolidated financial statements. We derived the preliminary, unaudited financial highlights for the year ended January 31, 2009 from our internal unaudited financial records and systems that are the basis for our internal unaudited consolidated financial statements for that period. We derived the preliminary, unaudited ranges for the year ended January 31, 2010 from our internal unaudited financial records and systems.
We are substantially complete with preparing our consolidated financial statements for the years ended January 31, 2006, 2007, and 2008, we are preparing to complete our consolidated financial statements for the year ended January 31, 2009, and we have now begun the closing process necessary to prepare our consolidated financial statements for the year ended January 31, 2010. Because we are still in the process of completing our consolidated financial statements for the year ended January 31, 2009 and are still in the process of closing our books for the year ended January 31, 2010, information for these periods is by its nature more preliminary and limited than the information available to us for the years ended January 31, 2006, 2007, and 2008. Our finalization of these consolidated financial statements, and the completion of the related audits of these consolidated financial statements, could result in changes to the consolidated financial statements for these periods and such changes could be material. Careful consideration should be paid to these qualifications and the risks set forth in “Cautionary Statement” in evaluating our financial performance for the years ended January 31, 2006, 2007, 2008, 2009, and 2010.

In addition to our Comprehensive 10-K being substantially complete, our Annual Report on Form 10-K for the year ended January 31, 2009 and our Quarterly Reports on Form 10-Q for the each of the quarters ended April 30, 2009, July 31, 2009, and October 31, 2009 are in process and will be filed as soon as possible following the filing of our Comprehensive 10-K. We have not amended and do not intend to amend any of our previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q for the periods affected by the preliminary unaudited restatements or corrections of our consolidated financial statements. Instead, we will only restate and correct unaudited selected financial data as of and for the years ended January 31, 2005 and January 31, 2004 that will be included in Item 6 to the Comprehensive 10-K. Accordingly, as disclosed in our Current Reports on Form 8-K dated November 5, 2007 and April 17, 2006, the consolidated financial statements and related financial information contained in previously filed financial reports, including all financial information furnished in Current Reports on Form 8-K and any related reports of our independent registered public accounting firm, should no longer be relied upon. We also do not intend to file the Current Reports on Form 8-K/A in respect of our acquisitions of Witness Systems, Inc. (“Witness”) and the networked video security business of MultiVision Intelligent Surveillance Limited. We also do not intend to file the Quarterly Reports on Form 10-Q for any of the quarters for the years ended January 31, 2007 and January 31, 2008, although we plan to include certain unaudited disclosures for those quarters in the Comprehensive 10-K. We intend to include similar disclosures for the quarterly periods for the year ended January 31, 2009 in the Annual Report on Form 10-K for the year ended January 31, 2009. We also do not intend to update any information in this document in the event that such information differs from information included in the Comprehensive 10-K and subsequent filings.
Background of the Restatement and Extended Filing Delay. We have been delayed in the filing of our periodic reports due to various accounting reviews and an internal investigation, together with the restatement of our previously filed consolidated financial statements described in this document. We were initially delayed in the filing of our periodic reports as a result of an investigation by Comverse of its improper stock option grant practices because we were dependent upon Comverse to provide us with certain information regarding our stock-based compensation expenses relating to grants of Comverse stock options made to our employees prior to our IPO. Following the initiation of the Comverse investigation, we internally reviewed our own stock option grant practices to determine whether the actual dates of measurement for any stock options granted by us following our IPO differed from the recorded dates. In this document, we refer to our own stock option grant review (which did not result in any adjustments) and the adjustments to stock-based compensation expenses relating to the Comverse stock option grants (and related tax expenses) as “Phase I”.
Our periodic reporting was further delayed after Comverse subsequently expanded its investigation into certain non-option related accounting matters, including possible revenue recognition errors, errors in recording of certain deferred tax assets, expense misclassification, misuse of accounting reserves, and understatement of backlog. As a result of this expansion of the Comverse investigation, our audit committee initiated its own internal investigation into certain of these non-option accounting issues, including accounting reserves, income statement expense classification, and certain revenue recognition practices. In this document, we refer to our internal investigation and adjustments relating to this investigation as “Phase II”.

Separate and distinct from the Phase I review and the Phase II investigation, we also undertook a review of our accounting treatment for revenue recognition under complex contractual arrangements pursuant to the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition (“SOP 97-2”), SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”), and related accounting guidance. In this document, we refer to this review and related adjustments as the “VSOE/revenue recognition review”.
All of the foregoing accounting reviews and the independent investigation have been completed and the results have been reported to our board of directors.
Summary of Findings of the Reviews and the Internal Investigation. In connection with the Phase I review, the Phase II investigation, and the VSOE/revenue recognition review, our management and audit committee made certain findings. A summary of the key findings is below:
•	Phase I — No evidence of any differences between the actual dates of measurement and the recorded dates of measurement with respect to Verint stock option grants was discovered during the course of our management review. Although it was not the focus of the Phase II investigation, our audit committee subsequently uncovered no evidence of improper stock option backdating. As described below, Phase I adjustments consist of tax related adjustments resulting from errors in Comverse’s stock-based compensation accounting and additional stock-based compensation expense related to Comverse’s grant of its options to our employees.

•	Phase II — Our audit committee found that prior to the year ended January 31, 2003, accounting reserves were intentionally overstated. In addition, our audit committee found this practice of overstating reserves was not systemic within Verint but rather was done on an ad hoc basis by a small number of employees, including our former Chief Financial Officer and certain other former employees who directly or indirectly reported to him. Following the recommendation of our audit committee, we terminated our relationship with our former Chief Financial Officer and these other employees. Moreover, although this practice of overstating reserves (and the subsequent release of these overstated reserves) necessarily had an impact on our published earnings, our audit committee found no evidence that the purpose of the individuals involved in overstating reserves was to cause any particular effect on earnings. Rather, our audit committee found that the apparent intent of these individuals in overstating reserves was to build a conservative reserve to protect against unanticipated future expenses or erroneous judgments. Our audit committee also concluded that the overstated reserves had resulted in large measure from a simple lack of rigorous and diligent accounting. Our audit committee found no evidence indicating that reserves were intentionally overstated in any period subsequent to the year ended January 31, 2003.

•	VSOE/revenue recognition review — We found that the requirement to prepare contemporaneous documentation analyzing and supporting the adoption of SOP 97-2 was not adequately performed, that we had prepared limited documentation analyzing our initial and ongoing compliance with SOP 97-2, that we had not appropriately determined whether VSOE (as defined below) existed for undelivered elements, and that other errors had been made in the recognition of revenue related to many of our contracts.

Summary of Unaudited Financial Information and Preliminary Unaudited Restatement Adjustments. As noted above, this document includes unaudited financial information with respect to the years ended January 31, 2006, 2007, 2008, 2009, and 2010, none of which have been previously filed by us with the Securities and Exchange Commission (“SEC”). The preliminary unaudited restatements and corrections of our consolidated financial statements reflect:
•	additional stock-based compensation expense relating to grants by Comverse of options to acquire Comverse common stock granted to our employees during the period from the year ended January 31, 1991 through our May 2002 IPO, during which time we were a wholly-owned subsidiary of Comverse (a breakdown of these adjustments by period will be included in our Comprehensive 10-K);

•	tax-related adjustments resulting from errors in Comverse’s stock-based compensation accounting;

•	the correction of certain misstated reserves for periods through October 31, 2005;

•	the reclassification of royalty and license fees from either selling, general and administrative expense, or research and development expense to cost of revenue for periods prior to the year ended January 31, 2003; and

•	corrections relating to revenue recognition (including correction of errors in determining vendor specific objective evidence of fair value, or “VSOE”) under SOP 97-2, and associated corrections to cost of revenue, deferred revenue, and deferred cost of revenue, for periods from February 1, 2000 through October 31, 2005.

The following table summarizes the adjustments to our historical consolidated financial statements resulting from the preliminary restatement adjustments recorded in our unaudited consolidated financial statements. As no consolidated financial statements for periods subsequent to the three and nine months ended October 31, 2005 have previously been prepared by us as a result of the various accounting reviews, there are no adjustments or restatements for those periods.

	Impact of Restatement (Preliminary, Unaudited)
		Cost of	Phase I		Other	Total	Income Tax	Total
		Revenue	Adjustments	Phase II	Adjustments	Adjustments,	Effect of All	Adjustments,
(in thousands)	Revenue (1)	(2)	(3)	Adjustments (4)	(5)	Before Taxes	Adjustments	Net of Taxes
	Increase (Decrease) to Earnings
Period:
Cumulative effect on February 1, 2003 opening retained earnings	$(145,176)	$54,479	$(18,135)	$4,376	$1,064	$(103,392)	$2,197	$(101,195)

Year ended January 31, 2004	(20,873)	10,421	(111)	(2,170)	1,235	(11,498)	(4,164)	(15,662)

Year ended January 31, 2005	(37,422)	7,234	(57)	(1,486)	(353)	(32,084)	32,039	(45)

Cumulative effect on February 1, 2005 opening retained earnings	(203,471)	72,134	(18,303)	720	1,946	(146,974)	30,072	(116,902)
Nine month period ended October 31, 2005	(36,722)	11,611	(28)	99	626	(24,414)	2,736	(21,678)

Total adjustments	$(240,193)	$83,745	$(18,331)	$819	$2,572	$(171,388)	$32,808	$(138,580)

(1)	Because they do not affect our reported income (loss) before income tax and noncontrolling interest or net income (loss) in any period, these preliminary unaudited restatement adjustments do not reflect the impact of certain transactions now reported on a gross rather than net basis of accounting.

(2)	Includes cost of revenue as well as certain operating costs that vary directly with revenue. These adjustments do not reflect the impact of certain transactions now reported on a gross rather than net basis of accounting.

(3)	Includes impact of errors identified in the Phase I review.

(4)	Includes impact of errors identified in the Phase II investigation, primarily relating to impacts to reserves, as well as certain revenue recognition matters unrelated to our VSOE/revenue recognition review and account classifications.

(5)	Includes adjustments to correct misstatements identified during our restatement process that were not related to historical stock option practices, reserves, or revenue recognition.

During our revenue recognition review, we determined that for many of the arrangements we examined, we were unable to determine the fair value of all or some of the elements within the multiple element arrangement, as required by SOP 97-2. The result of this conclusion is that a significant amount of our product revenue that was previously recognized upon delivery (assuming payment had been received or was then due) is now being deferred to later periods and in many cases being recognized ratably over several quarters or years. In addition, several of our Communications Intelligence (as defined below) contracts require substantial customization, and are therefore accounted for under the provisions of SOP 81-1. Our review determined that certain of these arrangements were bundled with post-contract customer support (“PCS”) for which we were unable to establish VSOE. Revenue for all of these contracts has been appropriately restated on a preliminary unaudited basis so that $240 million of revenue that was previously reported through October 31, 2005 has been deferred into subsequent periods. Below is an illustration of when the revenue recognition criteria will be met and therefore how revenue deferred in the preliminary unaudited consolidated financial statements is expected to be recognized, other than the impact of foreign currency exchange rates on certain revenue now reported and translated into U.S. Dollars in different accounting periods:
•	$26 million in the three-month period ended January 31, 2006;

•	$84 million in the year ended January 31, 2007;

•	$48 million in the year ended January 31, 2008;

•	$34 million in the year ended January 31, 2009;

•	$25 million in the year ended January 31, 2010;

•	$12 million in the year ending January 31, 2011; and

•	$11 million thereafter.
For additional information regarding the impact of the VSOE/revenue recognition review on our consolidated financial statements, see “Items Impacting Comparability of Financial Information for Periods Presented — Impact of Our VSOE/Revenue Recognition Policies”.
Material Weaknesses and Remedial Efforts. As a result of the circumstances which gave rise to our internal investigation and restatement, our Chief Executive Officer and Chief Financial Officer have concluded that, as of January 31, 2008, we had a number of material weaknesses in our internal controls over financial reporting and that, as a result, our disclosure controls and procedures and our internal controls over financial reporting were not effective at such date. Additionally, due to the existence of these material weaknesses in our internal controls over financial reporting that have been identified as of January 31, 2008, we believe that our internal controls over financial reporting were also ineffective as of January 31, 2007 and January 31, 2006. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that creates a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Our material weaknesses as of January 31, 2008 were in the areas of:
•	risk assessment;

•	monitoring;

•	financial reporting;

•	equity compensation;

•	revenue and cost of revenue; and

•	income taxes.

In addition, we believe that we continued to have material weaknesses in our internal control over financial reporting subsequent to January 31, 2008 and that many, if not all, of the material weaknesses identified at January 31, 2008 remained material weaknesses as of January 31, 2009 (for which our assessment has not been completed as of the filing date of this document) and possibly subsequent to that date. As of the date of this document, we have not yet completed analyzing the results of our remediation efforts and have not yet concluded what material weaknesses and significant deficiencies have been remediated through the filing date of this document.
In response to the identified material weaknesses and in response to the recommendations of our audit committee in connection with its internal investigation, we have implemented several remedial measures relating to corporate governance, training, ethics and corporate culture, internal controls and compliance. Such measures include:
•	establishing an Internal Audit Department, which reports directly to our audit committee;

•	updating our Employee Code of Business Conduct and Ethics and implementing a new Finance and Accounting Code of Conduct that serves as a set of guiding principles emphasizing our commitment to integrity in financial and accounting reporting, as well as transparency and robust and complete communications with, and disclosures to, internal and external auditors;

•	revising and enhancing our revenue recognition policies and controls, including
•	appointing a VP Finance and Global Revenue Controller and Regional Revenue Controllers, and establishing a centralized revenue recognition department to address complex revenue recognition matters and to provide oversight and guidance on the design of controls and processes to enhance and standardize revenue recognition accounting application; and

•	designing and implementing enhanced information technology systems and user applications, including a broader and more sophisticated implementation of our Enterprise Resource Planning system;

•	engaging external subject matter experts to assist in developing, implementing, and/or enhancing accounting and finance-related policies and procedures, including
•	advising on the accounting for and disclosure of stock-based compensation matters;

•	assisting in developing and implementing a formal remediation plan; and

•	assisting in developing, implementing and/or enhancing revenue recognition, account reconciliations, journal entry review/approval procedures, end-user computing, fixed assets, and reserve and accrual analyses;
•	revising our policies and procedures regarding the manner in which transactions are to be documented, the level of support required for documenting management’s judgments and related document retention procedures, including
•	implementing a record retention program to centralize global finance documentation in a standard repository;

•	engaging external subject matter experts with specialized international and consolidated income tax knowledge to assist in creating, implementing, and documenting a consolidated tax process; and
•	expanding our accounting policy and controls organization by creating and filling new positions with qualified accounting and finance personnel including a new Chief Financial Officer, a new Senior Vice President Finance and Corporate Controller, and a Vice President of Global Accounting as well as creating the position of Chief Compliance Officer.
Other Information. As a result of the delay in filing our periodic reports with the SEC, we were unable to comply with the listing standards of NASDAQ and our common stock was suspended from trading effective February 1, 2007 and formally de-listed effective June 4, 2007.

On July 20, 2006, we announced that, in connection with the SEC investigation into Comverse’s past stock option grants, which was in process at that time, we had received a letter requesting that we voluntarily provide to the SEC certain documents and information related to our own stock option grants and practices. We voluntarily responded to this request. On April 9, 2008, as we previously reported, we received a “Wells Notice” from the Staff of the SEC arising from the Staff’s investigation of our past stock option grant practices and certain unrelated accounting matters. The accounting matters were the subject of the previously disclosed investigation by the audit committee of our board of directors described above, which was completed in March 2008. The Wells Notice provided notification that the SEC Staff intends to recommend that the SEC bring an enforcement action against us alleging violations of certain provisions of the federal securities laws. We continue to cooperate fully with the SEC and we are currently engaged in discussions with the SEC Staff in an effort to settle this matter. Any agreement reached with the staff as to the Staff’s recommendation requires the approval of the SEC and there can be no assurance that the SEC will approve the Staff’s recommendation regarding a potential settlement with us.
On December 23, 2009, we received an additional “Wells Notice” from the Staff of the SEC, which provided notification that the Staff of the SEC intends to recommend that the SEC institute an administrative proceeding against us to determine whether, pursuant to Section 12(j) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the SEC should revoke the registration of each class of our securities registered pursuant to Section 12 of the Exchange Act, in the event that we were to fail to file our Comprehensive 10-K, our Annual Report on Form 10-K for the year ended January 31, 2009, and our Quarterly Reports on Form 10-Q for the first three quarters of the year ended January 31, 2010 with the SEC by January 29, 2010. Under the SEC’s Wells process, recipients of a Wells Notice have the opportunity to make a Wells Submission before the SEC Staff makes a recommendation to the SEC regarding what action, if any, should be brought by the SEC. On January 15, 2010, we submitted a Wells Submission to the SEC in response to this Wells Notice. We continue to cooperate with the SEC Staff with respect to the alleged violations and a possible resolution of the matters in question, but there can be no assurance that the SEC will not bring a Section 12(j) enforcement action against us given that we did not file the specified reports by January 29, 2010.

Cautionary Statement
Certain statements discussed in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements include financial projections, statements of plans and objectives for future operations, statements of future economic performance, and statements of assumptions relating thereto. Forward-looking statements are often identified by future or conditional words such as “will”, “plans”, “expects”, “intends”, “believes”, “seeks”, “estimates”, or “anticipates”, or by variations of such words or by similar expressions. There can be no assurances that forward-looking statements will be achieved. By their very nature, forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause our actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Important factors that could materially harm our business, financial condition, and results of operations and that could cause our actual results to differ materially from our forward-looking statements include, among others:
•	risks related to potential adjustments we may be required to make to our preliminary, unaudited financial information, highlights and ranges presented in this document in connection with the completion of the consolidated financial statements from which the financial information was derived, and the related audit of these consolidated financial statements, which could result in adjustments, some of which could be material;

•	risks associated with our formerly being a part of Comverse’s consolidated tax group and our dependency on Comverse to provide us with certain financial information, including with respect to stock-based compensation expense and NOLs, that we must receive in order to finalize our consolidated financial statements;

•	risks relating to the filing of our SEC reports, including the occurrence of known contingencies or unforeseen events that could delay our plan for completion of our consolidated financial statements, management distraction, and significant expense;

•	risks that the delay in the filing of our Comprehensive 10-K, Annual Report on Form 10-K for the year ended January 31, 2009, and the Quarterly Reports on Form 10-Q for each quarters ended April 30, July 31, and October 31, 2009 may cause us to be delayed in the completion of, and timely filing of our Annual Report for, the year ended January 31, 2010, which may cause us to not be in compliance with the financial statement delivery requirements of our credit facility and result in an event of default thereunder (see “Liquidity and Capital Resources”);

•	risks related to the announcement by Standard & Poor’s (“S&P”) on January 29, 2010 that our credit rating had been placed on CreditWatch Developing, or that S&P or Moody’s could further downgrade our credit ratings;

•	risk that the SEC could initiate an administrative proceeding to revoke the registration of our common stock under the Exchange Act because we did not complete our Comprehensive 10-K, Annual Report on Form 10-K for the year ended January 31, 2009, and the Quarterly Reports on Form 10-Q for each of the quarters ended April 30, July 31, and October 31, 2009 by January 29, 2010;

•	risks associated with being a consolidated, controlled subsidiary of Comverse, including risk of any future impact on us resulting from Comverse’s special committee investigation and restatement or related effects;

•	uncertainty regarding the impact of general economic conditions, particularly in information technology spending, on our business;

•	risk that our financial results will cause us not to be compliant with the leverage ratio covenant under our credit facility;

•	risk that customers or partners delay or cancel orders or are unable to honor contractual commitments due to liquidity issues, challenges in their business, or otherwise;

•	risk that we will experience liquidity or working capital issues and related risk that financing sources will be unavailable to us on reasonable terms or at all;

•	uncertainty regarding the future impact on our business of our internal investigation, restatement, and extended filing delay, including customer, partner, employee, and investor concern and potential customer and partner transaction deferrals or losses;

•	risks relating to the remediation or inability to adequately remediate internal control weaknesses and to the proper application of complex accounting rules and pronouncements in order to produce accurate SEC reports on a timely basis;

•	risks relating to our implementation and maintenance of adequate systems and internal controls for our current and future operations and reporting needs;

•	risk of possible future restatements if the special processes being used to prepare the consolidated financial statements related to the years for which financial information is contained in this document or the regular recurring processes that will be used to produce future SEC reports are inadequate;

•	risk associated with current or future regulatory actions or private litigations relating to our internal investigation, restatement, or delay in timely making required SEC filings, including the risk that we may not have sufficient insurance to cover potential liability in any future claims;

•	risk that we will be unable to re-list our common stock on a national securities exchange and maintain such listing, thus impacting our ability to register securities and raise capital;

•	risks associated with Comverse controlling our board of directors and a majority of our common stock (and therefore the results of any significant stockholder vote);

•	risks associated with significant leverage resulting from our current debt position, including risks that we may be limited in our ability to obtain additional debt financing, that we may be required to dedicate a substantial portion of our cash flow from operations to debt service, and that we may be more vulnerable to economic downturns;

•	risks due to aggressive competition in all of our markets, including with respect to maintaining margins and sufficient levels of investment in the business and with respect to introducing quality products that achieve market acceptance;

•	risks created by continued consolidation of competitors or introduction of large competitors in our markets with greater resources than us;

•	risks associated with significant foreign and international operations, including exposure to fluctuations in exchange rates;

•	risks associated with complex and changing local and foreign regulatory environments, including the risk that we may not be able to receive or retain certain licenses or authorizations necessary to our business;

•	risks associated with our ability to recruit and retain qualified personnel in all geographies in which we operate, including the risk that we may have difficulty retaining or motivating employees with our common stock so long as we remain delayed in the filing of our SEC reports;

•	challenges in accurately forecasting revenue and expenses because of shifts in product mixes or timing of orders;

•	risks associated with acquisitions and related system integrations;

•	risks relating to our ability to improve our infrastructure to support growth;

•	risks that our intellectual property rights may not be adequate to protect our business or that others may make claims on our intellectual property or claim infringement of their intellectual property rights;

•	risks associated with a significant amount of our business coming from domestic and foreign government customers;

•	risk that we improperly handle sensitive or confidential information or perception of such mishandling;

•	risks associated with dependence on a limited number of suppliers for certain components of our products;

•	risk that we are unable to maintain and enhance relationships with key resellers, partners, and systems integrators; and

•	risk that use of our NOLs or other tax benefits may be restricted or eliminated in the future.
These are not all the risks we face and other factors currently considered immaterial or unknown to us may have a material adverse impact on our future operations. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this document. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter, except as otherwise required under the federal securities laws.

Business Overview
We are a global leader in Actionable Intelligence® solutions and value-added services. Our solutions enable organizations of all sizes to make timely and effective decisions to improve enterprise performance and make the world a safer place. More than 10,000 organizations in over 150 countries — including over 80% of the Fortune 100 — use our solutions to capture, distill, and analyze complex and underused information sources, such as voice, video, and unstructured text.
In the enterprise market, our workforce optimization solutions help organizations enhance customer service operations in contact centers, branches, and back-office environments to increase customer satisfaction, reduce operating costs, identify revenue opportunities, and improve profitability. In the security intelligence market, our video intelligence, public safety, and communications intelligence and investigative solutions are vital to government and commercial organizations in their efforts to protect people and property and neutralize terrorism and crime.
We support our customers around the globe directly and with an extensive network of selling and support partners.
Background
Shift in Our Business
Since our last periodic report, our revenue mix and financial profile have shifted significantly as a result of which we now participate in the enterprise workforce optimization and security intelligence markets through three operating segments: Enterprise Workforce Optimization Solutions (“Workforce Optimization”), Video Intelligence Solutions™ (“Video Intelligence”), and Communications Intelligence and Investigative Solutions™ (“Communications Intelligence”). The shift occurred primarily as a result of the Witness acquisition in May 2007, but also as the result of additional changes to our business, each of which is described in more detail below:
•	the Workforce Optimization segment (comprising our legacy business intelligence solutions business and Witness’ entire business) became, and continues to be, our largest business, as measured by revenue and assets;

•	the acquisition of Witness increased the software portion of our product mix, which increased our gross margins and has provided us with more recurring maintenance revenue;

•	our customer base has increased to more than 10,000 organizations;

•	we incurred approximately $650.0 million of indebtedness to finance a portion of the Witness acquisition; and

•	we issued 293,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“preferred stock”), to Comverse at an aggregate purchase price of $293.0 million to finance a portion of the Witness acquisition, which increased Comverse’s majority ownership position in us to approximately 67% (assuming conversion of all of the preferred stock into common stock).

How We View Our Business
In our Workforce Optimization segment, we are a leading provider of enterprise workforce optimization software and services. Our solutions enable organizations to extract and analyze valuable information from customer interactions and related operational data in order to make more effective, proactive decisions for optimizing the performance of their customer service operations, improving the customer experience, and enhancing compliance. Marketed under the Impact 360® brand to contact centers, back offices, branch and remote offices, and public safety centers, these solutions comprise a unified suite of enterprise workforce optimization applications and services that include Internet Protocol (“IP”) and Time-Division Multiplexing (“TDM”) voice recording and quality monitoring, speech and data analytics, workforce management, customer feedback, eLearning and coaching, performance management, and desktop productivity/application analysis. These applications can be deployed stand-alone or in an integrated fashion. Key business and technology trends driving this segment include a growing interest in a unified workforce optimization suite and sophisticated customer interaction analytics, the adoption of workforce optimization solutions outside contact centers, and the ongoing upgrade of legacy voice (TDM) systems to Voice over Internet Protocol telephony infrastructure. Our Workforce Optimization public safety solution allows first responders (police, fire departments, emergency medical services, etc.) in the security intelligence market to deploy workforce optimization solutions to record, manage, and act on incoming assistance requests and related data.
In our Video Intelligence segment, we are a leading provider of networked IP video solutions designed to optimize security and enhance operations. Our Video Intelligence solutions portfolio includes IP video management software and services, edge devices for capturing, digitizing, and transmitting video over different types of wired and wireless networks, video analytics, and networked digital video recorders. Marketed under the Nextiva® brand, this portfolio enables organizations to deploy an end-to-end IP video solution with analytics or evolve to IP video operations without discarding their investments in analog Closed Circuit Television (“CCTV”) technology. Key business and technology trends in the Video Intelligence segment include increased demand for advanced security solutions due to ongoing terrorism and security threats around the world and the transition from relatively passive analog CCTV video systems to more sophisticated networked-based IP video solutions.

In our Communications Intelligence segment, we are a leading provider of communications intelligence and investigative solutions that help law enforcement, national security, intelligence, and other government agencies effectively detect, investigate, and neutralize criminal and terrorist threats. Our solutions are designed to handle massive amounts of unstructured and structured information from different sources, quickly make sense of complex scenarios, and generate evidence and intelligence. Our portfolio includes solutions for communications interception, service provider compliance, mobile location tracking, fusion and data management, financial crime investigation, web intelligence, integrated video monitoring, and tactical communications intelligence. These solutions can be deployed stand-alone or collectively, as part of a large-scale system to address the needs of large government agencies that require advanced, comprehensive solutions. Key business and technology trends in this segment include the demand for innovative communications intelligence and investigative solutions due to terrorism, criminal activities, and other security threats, an expanding range of communication and information media, the increasing complexity of communications networks and growing network traffic, and legal and regulatory compliance requirements.

Preliminary Unaudited Financial Information
The following tables present selected, unaudited financial information as of and for the years ended January 31, 2006, 2007, and 2008, certain preliminary, unaudited financial highlights for the year ended January 31, 2009 and certain preliminary, unaudited financial ranges for the year ended January 31, 2010. We derived the selected, unaudited financial information as of and for the years ended January 31, 2006, 2007, and 2008 from our unaudited consolidated financial statements. We derived the preliminary, unaudited financial highlights for the year ended January 31, 2009 from our internal unaudited financial records and systems that are the basis for our internal unaudited consolidated financial statements for that period. We derived the preliminary, unaudited ranges for the year ended January 31, 2010 from our internal unaudited financial records and systems. The results, highlights, and ranges set forth below are subject to adjustments, which could be material, and do not present all information necessary for an understanding of our financial performance. Our completion of these consolidated financial statements, and the related audits of these consolidated financial statements, could result in changes to the consolidated financial statements for these periods and such changes could be material. Careful consideration should be paid to these qualifications and the risks set forth in “Cautionary Statement” in evaluating our financial performance for the years ended January 31, 2006, 2007, 2008, 2009, and 2010.

Selected Unaudited Statement of Operations Information for the Years Ended January 31, 2006, 2007, and 2008.

	For the Years Ended January 31,
(in thousands, except per share data)	2006	2007	2008

Revenue	$278,754	$368,778	$534,543

Cost of revenue	134,611	191,271	230,042

Gross profit	144,143	177,507	304,501

Operating expenses	140,031	224,646	419,108

Operating income (loss)	4,112	(47,139)	(114,607)

Other income (expense), net	7,995	7,796	(55,347)

Income (loss) before income taxes and noncontrolling interest	12,107	(39,343)	(169,954)
Provision for income taxes (1)	9,625	141	27,333
Noncontrolling interest in net income of joint venture	818	921	1,064

Net income (loss)	1,664	(40,405)	(198,351)
Dividends on preferred stock	—	—	(8,681)
Net income (loss) applicable to common shares	$1,664	$(40,405)	$(207,032)

Net income (loss) per share
Basic	$0.05	$(1.26)	$(6.43)

Diluted	$0.05	$(1.26)	$(6.43)

Weighted average common shares outstanding
Basic	31,781	32,156	32,221

Diluted	32,620	32,156	32,221

(1)	At the date of our initial public offering, May 15, 2002, we were allocated certain NOLs from Comverse. We have included in our consolidated balance sheets and results of operations for the years ended January 31, 2006, 2007 and 2008 the amount of these NOLs based on certain information received from Comverse. If we were to discover new information that impacts our reported NOLs from Comverse, we would revise these amounts. If in the event we were to learn that $0 NOLs are available to us from Comverse, our cumulative income tax expense through the year ended January 31, 2009 would increase by approximately $0.2 million.

Preliminary Unaudited Statement of Operations Highlights and Ranges for the Years Ended January 31, 2009 and January 31, 2010.

	For the Years Ended January 31,
	2009	2010 (1)
(in thousands)	Preliminary Highlights	Preliminary Range

Revenue	$664,000	$680,000 - $710,000

Cost of revenue	257,000	240,000 - 241,000

Gross profit	407,000	440,000 - 469,000

Operating expenses	449,000 - 417,000	391,000 - 384,000

Operating income (loss)	(42,000) - (10,000)	49,000 - 85,000

(1)	January 31, 2010 forecast excludes potential special charges such as impairments of goodwill and other acquired intangible assets because we have not yet performed the impairment testing for that period.

Preliminary Segment Information and Ranges for the Years Ended January 31, 2006, 2007, 2008, 2009, 2010.

	For the Years Ended January 31,
	2006	2007	2008	2009	2010

Revenue By Segment
Enterprise Workforce Optimization Segment	$68,500	$125,982	$260,938	$347,000	$357,000 - $373,000

Video Intelligence Segment	102,225	122,681	147,225	127,000	140,000 - 146,000
Communications Intelligence and Investigative Segment	108,029	120,115	126,380	190,000	183,000 - 191,000

Total Video and Communication Intelligence	210,254	242,796	273,605	317,000	323,000 - 337,000

Total Revenue	$278,754	$368,778	$534,543	$664,000	$680,000 - $710,000

Selected Unaudited Balance Sheet Information as of January 31, 2006, 2007, and 2008.

	As of January 31,
(in thousands, except share and per share data)	2006	2007	2008

Cash and cash equivalents	$55,730	$49,325	$83,233

Restricted cash and bank time deposits	$4,047	$3,652	$3,612

Short-term investments	$167,922	$127,453	$—

Total assets	$609,558	$592,160	$1,484,956

Long-term debt	$1,325	$1,058	$610,000

Total liabilities (1)	$389,926	$394,754	$1,163,629

Preferred Stock — $0.001 par value; authorized 2,500,000 shares. Series A convertible preferred stock; 293,000 shares issued and outstanding; aggregate liquidation preference and redemption value of $301,681 at January 31, 2008.	$—	$—	$293,663

Total stockholders’ equity (1)	$219,632	$197,406	$27,664

(1)	At the date of our initial public offering, May 15, 2002, we were allocated certain NOLs from Comverse. We have included in our consolidated balance sheets and results of operations for the years ended January 31, 2006, 2007 and 2008 the amount of these NOLs based on certain information received from Comverse. If we were to discover new information that impacts our reported NOLs from Comverse, we would revise these amounts. If in the event we were to learn that $0 NOLs are available to us from Comverse, in our January 31, 2009 balance sheet, our total liabilities would increase by approximately $1.0 million and our stockholders’ equity would decrease by the same amount.

Items Impacting Comparability of Financial Information for Periods Presented
The comparability of the preliminary, unaudited information for the periods presented in the tables above are impacted by a number of unusual events or transactions, including, but not limited to, changes in our business practices and the application of certain revenue recognition methodologies, acquisitions, financing activities, and impairment and restructuring charges.
A discussion of items impacting the comparability of the unaudited financial information from year-over-year is set forth below. The discussion of our unaudited financial information contained below is unaudited and subject to change and may not present all information necessary for an understanding of our financial performance. As set forth above under “Explanatory Note”, because we are still in the process of completing our consolidated financial statements for the year ended January 31, 2009 and are still in the process of closing our books for the year ended January 31, 2010, information for these periods is by its nature more preliminary and limited than the information available to us for the years ended January 31, 2006, 2007, and 2008.
Impact of Our VSOE/Revenue Recognition Policies
In our Annual Report on Form 10-K for the year ended January 31, 2005, we disclosed that we generally recognized revenue at the time of shipment for sales of systems which did not require significant customization and when collection of the resulting receivable was deemed probable by us. We also disclosed that revenue from certain long-term contracts (i.e., systems that did require significant customization) was recognized under the percentage of completion (“POC”) method.
In addition, we disclosed that customers could engage in maintenance contracts and that revenue from maintenance contracts was recognized ratably over the term of the maintenance period. In arrangements where customers placed a single order for products and maintenance, we disclosed that we used VSOE to determine the fair value of the maintenance portion of the purchase and that the fair value of the maintenance portion was recognized over the term of the maintenance period. In accordance with SOP 97-2, VSOE is used in transactions or arrangements that involve multiple bundled elements to determine the value of undelivered elements of a transaction or arrangement. We also believed we had established VSOE for our professional services, including installation, consulting, and training. Professional services revenue was recognized upon the performance of the services.
As explained above, in our previously filed annual and quarterly reports, we generally recognized product revenue at the time of the shipment, except for certain long-term contracts. Our last annual filing was for the year ended January 31, 2005, our last quarterly filing was for the quarter ended October 31, 2005 and we last reported revenue on a Current Report on Form 8-K for the quarter ended July 31, 2007. On November 5, 2007, we publicly announced in a Current Report on Form 8-K the review of our revenue recognition practices in accordance with SOP 97-2 and related accounting pronouncements, including performing additional analysis associated with the establishment of VSOE. At that time, we stated that if we were unable to determine the fair value of an undelivered element within a multiple element arrangement, revenue for the entire arrangement would be deferred until all elements had been delivered. Our revenue recognition review was unrelated to the Phase I review or Phase II investigation described in this document and our prior SEC filings.

In reviewing our revenue recognition practices, we examined our two primary sources of revenue: (i) product revenue, including hardware and software products; and (ii) service revenue, including implementation, training, consulting, maintenance, and warranty. A significant portion of customer arrangements contain multiple elements which include bundling products and services in a single arrangement with a customer.
When VSOE does not exist for all delivered elements of an arrangement, SOP 97-2, as modified by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions, requires revenue to be recognized under the residual value method (“Residual Method”). The fair value of our products is derived by ascertaining the fair value of all undelivered elements (i.e., PCS and other services) and subtracting the value of the undelivered elements from the total arrangement consideration. If the fair value of all undelivered elements cannot be determined, revenue recognition is deferred for all elements, including delivered elements, until all elements are delivered. However, if the only undelivered element is PCS, the entire arrangement fee is recognized ratably over the PCS period.
During our revenue recognition review, we determined that for many of the arrangements we examined, we were unable to determine the fair value of all or some of the elements within the multiple element arrangement, as required by SOP 97-2. The result of this conclusion is that a significant amount of our product revenue that was previously recognized upon delivery (and assuming payment had been received or was then due) is now being deferred to later periods and in many cases being recognized ratably over several quarters or years. See “Explanatory Note” for an illustration of when the revenue recognition criteria will be met and therefore how revenue deferred in the preliminary unaudited restatement is expected to be recognized other than the impact of foreign currency exchange rates on certain revenue now reported and translated into U.S. Dollars in different accounting periods.
Following is a general overview of how we previously reported revenue (through October 31, 2005) and how we now recognize revenue for arrangements that were affected by our revenue review:
Workforce Optimization Segment
We determined in our review that, in certain circumstances, revenue originally recognized by our Workforce Optimization segment should have been deferred to later periods. These circumstances primarily related to contractual arrangements involving multiple deliverables, for which VSOE was not adequately established for certain of the arrangement’s elements.

Our review determined that VSOE for professional services was not adequately established for a majority of our Workforce Optimization transactions through the year ended January 31, 2008. As a result, product revenue previously recognized upon delivery has been restated, with such revenue now being deferred until all professional services associated with the arrangement are completed and the only remaining element is PCS. This could result in revenue recognition being deferred for one quarter or several quarters depending on the nature of the arrangement. Subsequent to the year ended January 31, 2008, we established consistent pricing for our Workforce Optimization professional services and have implemented more sophisticated time tracking processes for our professional services, which has allowed us to establish professional services VSOE for the majority of our Workforce Optimization arrangements and recognize revenue under the residual method.
Our review also determined that certain Workforce Optimization arrangements previously believed to have appropriate VSOE of PCS services, in fact did not meet the VSOE criteria required by SOP 97-2. As a result, previously recognized product revenue has been restated to be recognized ratably over the period that the customer is entitled to renew its PCS, but not to exceed the estimated economic life of the software product.
In addition, several of our Workforce Optimization PCS service plans provided for significant and incremental discounts on future when-and-if available version upgrades, which resulted in the restatement adjustments to recognize the entire arrangement fee over the term of the PCS period. We no longer offer such PCS service plans.
Video Intelligence Segment
Certain of our Video Intelligence arrangements include support services which we previously had concluded did not qualify as PCS as defined in SOP 97-2 but were instead accounted for as warranties. However, upon reconsideration of the support provided in these arrangements, including software upgrades and telephone support, we concluded that such support qualifies as implied PCS and requires VSOE for separate revenue recognition of the element. We were unable to adequately establish VSOE for these implied PCS services. Accordingly, we have restated the recognition of revenue for these arrangements over the support period, limited to the estimated economic life of the product.
We now offer PCS service plans to our Video Intelligence customers and have recently established VSOE for certain PCS service plans which allows for revenue recognition under the residual method. For service plans where VSOE has not been established revenue will continue to be recognized over the support period. We have implemented improved processes which will allow us to identify Video Intelligence customers under PCS service plans and appropriately monitor and provide the contracted support such that implied PCS for our significant arrangements are not provided beyond the contractual terms.
Communications Intelligence Segment
Our review determined that certain Communications Intelligence contracts included professional services for which VSOE has not adequately been established for all periods through the year ended January 31, 2010 due to the lack of sufficient stand-alone service arrangements from which to evaluate the necessary VSOE criteria. As a result, certain previously recognized revenue for these contracts has been restated with such revenue now being deferred until all professional services associated with the arrangement are completed and the only remaining element is PCS. In addition, several of our Communications Intelligence contracts require substantial customization, and are therefore accounted for under the provisions of SOP 81-1 (“Contract Accounting Method”). Our review determined that certain of these arrangements were bundled with PCS for which we were unable to establish VSOE. Revenue for those contracts was restated accordingly.

The restatement adjustments described above primarily relate to correcting the timing of the recognition of revenue over accounting periods, and do not impact the aggregate amount of cash flows or the aggregate amount of revenue we will ultimately record, other than the impact of foreign currency exchange rates on certain revenue now reported and translated into U.S. Dollars in different accounting periods and certain transactions moving from net to gross accounting. However, the effect of these restatement adjustments extends beyond the restated periods. As a result, revenue arrangements that were previously recognized in a single year are now being recognized ratably over a period as long as seven years. For example, revenue for an arrangement that was previously recognized entirely in the year ended January 31, 2005 may now be recognized ratably over a period through the year ended January 31, 2012, thereby reducing revenue in the year ended January 31, 2005 and adding to revenue in later periods.
In addition, as part of restating revenue for a particular arrangement, we have also restated certain cost of revenue associated with the arrangement. In accordance with applicable provisions of U.S. generally accepted accounting principles (“GAAP”), we have made an accounting policy election whereby the product cost of revenue, including hardware and third-party software license fees, is capitalized and amortized over the same period that product revenue is recognized, while installation and other service costs are generally expensed as incurred, except for certain contracts recognized according to contract accounting. For example, in a multiple element arrangement where revenue is now being recognized over a seven-year period, the cost of revenue associated with the product is capitalized upon product delivery and amortized over that same seven-year period. However, the cost of revenue associated with the services is expensed as incurred in the period in which the services are performed. In addition, we expense customer acquisition and origination costs to selling, general, and administrative expense, including sales commissions, as incurred, with the exception of certain sales referral fees in our communications intelligence business which are capitalized and amortized ratably over the revenue recognition period.
Beginning in the year ended January 31, 2009 and more so in the year ended January 31, 2010 and beyond, we believe that, in most cases, we have or will have changed our business processes and systems in a way that will enable us to establish fair value for each undelivered element in our offerings. These changes are intended to enable us to recognize revenue from product and services upon delivery instead of deferring all revenue over the PCS period and as a result we expect the amount of revenue that we will recognize in future periods that originated from prior periods will diminish over time. However, we believe that we will, in certain situations, continue to enter into arrangements that will require revenue to be deferred over longer periods of time.
Because the application of SOP 97-2 is extremely technical and complex, we have made a variety of changes in our business and our financial reporting systems during our extended filing delay period to appropriately allow separate recognition of revenue for the various elements of our solutions in accordance with the requirements of SOP 97-2. Many of those changes involve strengthening our internal controls and processes and systems in order to better ensure that we have the technical expertise and business processes to properly establish VSOE and apply SOP 97-2. In addition to improvements to our controls and processes, we have made changes to our standard business practices in an effort to adjust past business practices that prevented us from establishing VSOE. These changes include developing a more formal process for approving customer discounts and a more detailed review of all contract terms, particularly those related to commitments for future features or services.

Impact of Acquisitions
We have included the financial results of each of the businesses described below from the date of acquisition.
Witness Systems, Inc.
On May 25, 2007, we completed the acquisition of Witness. The Witness business is included in our Workforce Optimization segment. The aggregate merger consideration paid to consummate the transaction, including the fair value of Witness stock options exchanged for Verint options, was approximately $944.3 million, net of cash acquired, $650.0 million of which was financed by proceeds of a term loan and a new credit agreement entered into by us in connection with the transaction, and $293.0 million of which was financed with proceeds from the issuance of our preferred stock to Comverse and from available cash balances.
The acquisition of Witness had significant impacts to our operating results for the year ended January 31, 2008, including the following:
•	an increase in revenue of $123.1 million;
•	additional amortization of intangible assets of $22.6 million;
•	a $6.4 million charge for in-process research and development;
•	integration costs of $11.0 million incurred to support and facilitate the combination of Verint and Witness into a single organization, including $4.1 million of legal, accounting, consulting, and other professional fees, $2.4 million of travel and related costs associated with the integration efforts, and $1.7 million of incremental compensation and personnel costs, primarily for employees temporarily retained following the acquisition solely to assist in integration and knowledge transfer activities;
•	legal fees of $8.7 million associated with pre-existing litigation between Witness and a competitor;
•	interest expense on our term loan of $34.4 million;
•	realized and unrealized losses on our interest rate swap of $29.2 million as discussed below under “Impact of Financing Activities — Credit Agreement”;

•	an increase in our U.S. NOL position (and we currently estimate that, as of January 31, 2010, we had in excess of $200 million of NOLs); and
•	unrealized gains of $7.2 million on an embedded derivative financial instrument related to the variable dividend feature of our preferred stock.
MultiVision Holdings Limited
On January 9, 2006, we acquired substantially all of the networked video security business of MultiVision Intelligent Surveillance Limited through the acquisition of the company’s Hong Kong-based subsidiary, MultiVision Holdings Limited (“MultiVision”). We paid approximately $48.9 million in cash for MultiVision. Our purchase price allocation for MultiVision, based on estimated fair values, including contingent consideration earned, consisted of $36.8 million of goodwill, $9.7 million of identifiable intangible assets, $0.5 million of net tangible liabilities, and $2.9 million of in-process research and development. The MultiVision business is included in our Video Intelligence segment.
Mercom Systems Inc.
On July 14, 2006, we acquired the stock of Mercom Systems, Inc. (“Mercom”), a privately-held company based in Lyndhurst, New Jersey that provides interaction recording and performance evaluation solutions for small-to-midsize contact centers and public safety centers. The initial purchase price of Mercom included $35.0 million of cash and $0.7 million of direct transaction costs. We paid $3.7 million of additional consideration based on achievement of performance goals through January 31, 2008 which was recorded as additional goodwill. The Mercom business is included in our Workforce Optimization segment.
CM Insight Limited
On February 6, 2006, we acquired all of the outstanding shares of CM Insight Limited (“CM Insight”), a U.K.-based privately-held customer management solution provider that helps enterprises enhance their customer experience and improve the quality and performance of their contact center operations. Through January 31, 2008, the total purchase price for CM Insight was $10.5 million, which consisted of $6.3 million in cash paid to acquire the outstanding common stock of CM Insight, $3.9 million of contingent consideration earned for the period ended January 31, 2008, and $0.3 million for direct transaction costs. The CM Insight business is included in our Workforce Optimization segment.
ViewLinks Euclipse Ltd.
On February 1, 2007, we acquired Israel-based ViewLinks Euclipse Ltd. (“ViewLinks”), a privately-held provider of data mining and link analysis software solutions. Through January 31, 2008, the total purchase price for ViewLinks was $7.4 million, which consisted of $5.7 million in cash paid to acquire ViewLinks’ remaining outstanding common stock, $1.6 million of contingent consideration earned by and substantially paid to the former ViewLinks shareholders through January 31, 2008, and $0.1 million of direct transaction costs. The ViewLinks business is included in our Communications Intelligence segment.

Opus Group LLC
We acquired certain assets and assumed certain liabilities of Opus Group, LLC (“Opus”), a privately-held provider of performance management solutions for contact centers and back-office operations based in Hinsdale, Illinois on September 1, 2005. The total purchase price for Opus was $12.3 million, which consisted of $12.0 million in cash and $0.3 million for direct transaction costs. The Opus business is included in our Workforce Optimization segment.
Impact of Financing Activities
Credit Agreement
On May 25, 2007, to partially finance the acquisition of Witness, we entered into a $675.0 million secured credit facility comprised of a $650.0 million seven-year term loan facility and a $25.0 million six-year revolving credit facility. Borrowings under the credit facility bear interest at a rate of, at our election, (a) the higher of (i) the prime rate and (ii) the federal funds rate plus 0.50% plus, in either case, a margin of 1.75% or (b) the applicable London Interbank Offered Rate (LIBOR) plus a margin of 2.75%. Such margins were subject to increase by 0.25% if we failed to receive corporate credit ratings from both of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services or failed to deliver certain financial statements to the credit facility administrative agent by February 25, 2008, and an additional 0.25% if we failed to do so by August 25, 2008. Because we did not timely do so, the above-referenced applicable margins increased by 0.25% on February 25, 2008 and another 0.25% on August 25, 2008 to, respectively, 2.25% and 3.25%. If we obtain both the above-referenced corporate ratings and deliver to the credit facility administrative agent the requisite financial statements, the applicable margins will subsequently range from 1.00% to 1.75% and 2.00% to 2.75%, respectively, depending on our corporate ratings from Moody’s and S&P. As of January 31, 2008, January 31, 2009, and January 31, 2010, the interest rate on the term loan was 7.38%, 3.59% and 3.49%, respectively.
The term loan originally amortized in 27 consecutive quarterly installments of $1.6 million each, beginning August 1, 2007, followed by a final amortization payment of the remaining outstanding principal amount when the loan matures in May 2014. However, on July 31, 2007, we made an optional prepayment of $40.0 million, $13.0 million of which was applied towards the eight immediately following principal payments and $27.0 million of which was applied pro rata to the remaining principal payments. As of January 31, 2009, $4.1 million of the term loan was classified as a current liability, reflecting a $4.1 million mandatory “excess cash flow” prepayment made in May 2009.
Our $25.0 million revolving line of credit facility was reduced to $15.0 million during the quarter ended October 31, 2008 as a result of the bankruptcy of Lehman Brothers. During the quarter ended January 31, 2009, we borrowed the full $15.0 million available under the revolving credit facility. Repayment of these borrowings is required upon expiration of the facility in May 2013. As of January 31, 2009 the interest rate on the revolving line of credit borrowings is 3.64%.

On May 25, 2007, concurrently with entry into our credit facility, we entered into a receive-variable/pay-fixed interest rate swap agreement with a multinational financial institution on a notional amount of $450.0 million to mitigate a portion of the risk associated with variable interest rates on the term loan. This interest rate swap agreement terminates in May 2011.
During the years ended January 31, 2009 and 2008, we incurred $35.2 million and $34.4 million of interest expense, respectively, on borrowings under our credit facilities which commenced during the year ended January 31, 2008. We also recorded $1.7 million during the year ended January 31, 2009 and $1.9 million during the year ended January 31, 2008 of amortization of our deferred debt issuance costs, which is reported within interest expense.
See “Liquidity and Capital Resources” for additional information about our credit agreement.
The following is a summary of our outstanding financing arrangements as of:

	January 31,
(in thousands)	2009	2008

Term loan facility	$610,000	$610,000
Revolving credit facility	15,000	—

	625,000	—

Less: current portion	4,088	—

Long-term debt	$620,912	$610,000

Convertible Preferred Stock
As described above, on May 25, 2007, in connection with our acquisition of Witness, we entered into a Securities Purchase Agreement with Comverse pursuant to which Comverse purchased, for cash, an aggregate of 293,000 shares of our preferred stock, at an aggregate purchase price of $293.0 million. The terms of the preferred stock are set forth in a Certificate of Designation, Preferences, and Rights (the “Certificate of Designation”) approved by our board of directors in accordance with our Amended and Restated Certificate of Incorporation and filed as Exhibit 4.1 to our Current Report on Form 8-K, filed on May 30, 2007.
Following receipt of stockholder approval for the issuance of the underlying shares, each share of preferred stock will be convertible at the option of the holder thereof into a number of shares of our common stock equal to the liquidation preference then in effect divided by the conversion price then in effect. The initial conversion price is set at $32.66 and the initial conversion rate is set at 30.6185 shares of common stock for each share of preferred stock that is converted. We also have the right in certain circumstances to cause the mandatory conversion of the preferred stock into shares of common stock at the then-applicable conversion rate. If the preferred stock had been convertible at January 31, 2010, the preferred stock would have been convertible into approximately 10 million shares of our common stock.

Cash dividends on the preferred stock are cumulative and are accrued quarterly at a specified dividend rate on the liquidation preference in effect at such time. Initially, the specified dividend rate was 4.25% per annum per share, however, in accordance with the terms of the Certificate of Designation, beginning with the first quarter after the initial interest rate on the term loan under our credit agreement had been reduced by 50 basis points or more (i.e., the quarter ended April 30, 2008), the dividend rate was reset to 3.875% per annum and is now fixed at this level. If we determine that we are prohibited from paying cash dividends on the preferred stock under the terms of our credit agreement or other debt instruments, we may elect to make such dividend payments in shares of our common stock, which common stock will be valued at 95% of the volume weighted-average price of our common stock for each of the five consecutive trading days ending on the second trading day immediately prior to the record date for such dividend. We determined that the variable dividend feature of the preferred stock was not clearly and closely related to the characteristics of the preferred stock host contract and, therefore, is an embedded derivative financial instrument, subject to bifurcation from the preferred stock. This feature was determined to be an asset, and was assigned an initial fair value of $0.9 million at the May 25, 2007 issue date of the preferred stock. Therefore, the preferred stock was assigned a fair value of $293.9 million, and the $0.9 million bifurcated derivative financial instrument was reflected within other assets. The $293.7 million carrying value of the preferred stock also reflects $0.2 million of direct issuance costs.
Subsequent changes in the fair value of the derivative financial instrument are reflected within other income (expense), net. As of January 31, 2008, the fair value of the embedded derivative instrument had increased to $8.1 million, driven by declining market interest rates which increased the likelihood that the dividend rate might be reduced. This $7.2 million increase in fair value is reflected within other income (expense), net.
Through January 31, 2008 and through January 31, 2009, cumulative, undeclared dividends on the preferred stock were $8.7 million and $20.6 million, respectively, and as a result, the liquidation preference of the preferred stock was $301.7 million at January 31, 2008 and $313.6 million at January 31, 2009.
Impact of Accounting Charges
Impairment Charges
Because we have historically acquired a significant number of companies, goodwill and other intangible assets represent a substantial portion of our assets. At a minimum, we assess annually whether there has been impairment in the carrying amount of our goodwill or indefinite-lived intangible assets. In determining fair value, we make significant judgments and estimates, including assumptions about our strategic plans with regard to our operations, as well as current economic indicators and market valuations. Our operating results for the years ended January 31, 2007 and 2008 include non-cash impairment charges related to the MultiVision acquisition of $21.6 million and $9.4 million, respectively, and non-cash impairment charges related to the Opus, CM Insight, and a portion of the Witness acquisitions of $3.1 million and $14.0 million, respectively.

In connection with the preparation of our consolidated financial statements for the year ended January 31, 2009, we are finalizing the evaluation of our goodwill and other acquired intangible assets for possible impairments in carrying values. While this evaluation is not yet complete, our preliminary evaluation indicates that certain goodwill in both our Video Intelligence and Workforce Optimization segments has become impaired. We estimate that the non-cash impairment charges related to our Video Intelligence and Workforce Optimization segments will be from $3 million to $23 million, and from $11 million to $23 million, respectively. These impairment charges, once finalized, will be reflected in our consolidated financial statements for the year ended January 31, 2009. These estimated impairment charges for January 31, 2009 update our prior estimates disclosed on our Current Report on Form 8-K filed on December 3, 2009. We have not yet performed the impairment testing for the year ended January 31, 2010.
January 31, 2009 Restructuring Charges
We recorded $1.5 million of restructuring expenses associated with the acquisition of Witness consisting of severance and related costs recorded during the year ended January 31, 2008 for global workforce reductions of Verint personnel, primarily as a result of redundancies, in sales and marketing, research and development, and administration and support.
During the quarter ended July 31, 2007, we established and approved a plan to perform a comprehensive assessment of our Video Intelligence business operations, predominantly in our North America and Hong Kong locations. As a result, we implemented certain restructuring initiatives and activities intended to reduce our overall cost structure, improve operations by building areas of more centralized expertise, adjust our organization structure to improve scalability, and enhance our competitive position.
In the year ended January 31, 2008, we recorded $1.8 million of restructuring costs arising from the elimination of certain positions in finance, customer service, sales and marketing, and research and development and, in certain instances, migrating certain positions to lower cost markets, areas of more concentrated expertise, or to corporate locations. These restructuring costs included $1.5 million of severance and related costs and $0.3 million of consulting and temporary personnel costs.
January 31, 2009 Restructuring and Integration Costs
Operating results for the year ended January 31, 2009 include $7.6 million in restructuring costs and $1.4 million in integration costs. The majority of these integration and restructuring costs consisted of severance and personnel-related costs resulting from headcount reductions and retention, professional fees, and costs associated with travel and lodging.

Impact of Accounting for Stock-Based Compensation
Operating results for the years ended January 31, 2007, 2008, and 2009 include stock-based compensation expense associated with our adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, of $18.6 million, $31.0 million and $37.9 million, respectively. The total income tax benefit recognized for share-based compensation arrangements was $2.3 million, $7.8 million, and $8.9 million for the years ended January 31, 2007, 2008, and 2009, respectively.
Changes in assumptions can materially affect the estimate of the fair value of stock-based compensation and, consequently, the related expense recognized. The assumptions we use in calculating the fair value of stock-based payment awards represent our best estimates, which involve inherent uncertainties and the application of judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.
Impact of OCS Settlement
On July 31, 2006, we entered into a settlement agreement with the Office of the Chief Scientist (“OCS”) of Israel, pursuant to which we exited a royalty-bearing program and the OCS agreed to accept a lump sum payment of approximately $36.0 million. Prior to the settlement, we had accrued approximately $16.8 million of royalties due under the original terms of the program through charges to cost of revenue in the corresponding periods of the related revenue, net of previous royalty payments. We recorded a charge of approximately $19.2 million to cost of revenue in the second quarter of the year ended January 31, 2007 for the remaining amount of the lump sum settlement in excess of amounts previously accrued under the program. Payments agreed to under the OCS settlement were completed immediately following the execution of the settlement agreement. Beginning in calendar year 2006, we entered into a new program with the OCS under which we are no longer required to pay royalties to the OCS.

Impact of Costs of Restatement of Previously Filed Financial Statements, Accounting Investigation, and Extended Filing Delay
We have incurred substantial expense for accounting assistance, audit, legal, tax, and other professional services in connection with the accounting reviews and preparation of the Comprehensive 10-K, and the ongoing preparation of our other outstanding periodic reports, including our restatement of previously filed consolidated financial statements and our extended filing delay status. Certain of these expenses are difficult to quantify, as we are unable to specifically segregate accounting and tax expenses related to the accounting reviews and related restatement activities from such expenses associated with customary and ongoing accounting and tax services. Billing for these services did not provide this level of differentiation as the services were often commingled. However, we estimate that expenses associated with our restatement of previously filed consolidated financial statements and expenses related to our extended filing delay status were approximately $4 million and $26 million in the years ended January 31, 2007 and 2008, respectively, including our best estimate of the associated accounting and tax expenses. Of these amounts, expenses related specifically to the Phase II investigation were approximately $3 million and $17 million in the years ended January 31, 2007 and 2008, respectively. We estimate that we incurred approximately $29 million of expenses associated with our restatement of previously filed consolidated financial statements and our extended filing delay status during the year ended January 31, 2009, including approximately $4 million related specifically to the Phase II investigation. We estimate that we incurred approximately $46 million to $49 million of expenses associated with our restatement of previously filed consolidated financial statements and our extended filing delay status during the year ended January 31, 2010. In addition, during our extended filing delay period, we incurred approximately $15 million of expenses associated with a special employee retention program in the year ended January 31, 2008. We expect to continue to incur significant expenses in connection with completing our periodic reports at least until the time we begin to timely file our SEC filings.

Liquidity and Capital Resources
Based on past performance and current expectations, we believe that our cash and cash equivalents, investments, and cash generated from operations will be sufficient to meet anticipated operating costs, including required payments of principal and interest, working capital needs, capital expenditures, research and development spending, and other commitments for at least the next 12 months.
Our liquidity could be negatively impacted by a decrease in demand for our products, services and support, including the impact of changes in customer buying behavior due to the general global economic downturn. We have incurred significant professional fees and related expenses in connection with our restatement of previously filed consolidated financial statements and our extended filing delay status, and we expect that we will continue to incur significant professional fees and costs in the first half of 2010. Our liquidity could be negatively impacted by these additional fees and costs. In the event we determine to make acquisitions or otherwise require additional funds, we may need to raise additional capital, which could involve the issuance of equity or debt securities. There can be no assurance that we would be able to raise additional equity or debt in the private or public markets on terms favorable to us, or at all.
The credit agreement contains one financial covenant that requires us to meet a certain consolidated leverage ratio, defined as our consolidated net total debt divided by consolidated “EBITDA” for the trailing four quarters. EBITDA is defined in our credit agreement as net income/(loss) plus income tax expense, interest expense, depreciation and amortization, losses related to hedge agreements, any extraordinary, unusual or non-recurring expenses or losses, any other non-cash charges, and expenses incurred or taken prior to April 30, 2008 in connection with our acquisition of Witness, minus interest income, any extraordinary, unusual or non-recurring income or gains, gains related to hedge agreements, and any other non-cash income. Under the credit agreement, the consolidated leverage ratio could not exceed 5.50:1 for the quarterly period ended January 31, 2008, and we were in compliance with such requirement as of such date. For the quarterly periods ended April 30, July 31, and October 31, 2008, the consolidated leverage ratio could not exceed 5.50:1. For the quarterly periods ended January 31, April 30, July 31, and October 31, 2009, the consolidated leverage ratio could not exceed 4.50:1. For the quarterly periods ending January 31, April 30, July 31, and October 31, 2010, the consolidated leverage ratio cannot exceed 3.50:1. For the quarterly periods ending January 31, April 30, July 31, and October 31, 2011, the consolidated leverage ratio cannot exceed 2.50:1. For the quarterly period ending January 31, 2012 and thereafter, the consolidated leverage ratio cannot exceed 2.00:1.
Because our revenue recognition review resulted in changes in the way we recognize revenue from the way we did so at the time the credit agreement was put in place, it may be more difficult for us to maintain compliance with our leverage ratio covenant on a prospective basis than we expected at the time we entered into the credit agreement, since the leverage ratio covenant is based on our EBITDA, which is affected by revenue. The complexity of our revenue accounting and the continued shift of our business to the end of the quarter has also increased the difficulty in accurately forecasting quarterly revenue and therefore in predicting whether we will be in compliance with the leverage ratio requirements at the end of each quarter.

Our ability to comply with the leverage ratio covenant is also highly dependent upon our ability to continue to grow earnings from quarter to quarter, which requires us to increase revenue while limiting increases in expenses or, if we are unable to increase or maintain revenue, to reduce expenses. Our ability to satisfy our debt obligations and our leverage ratio covenant will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business, and other factors, many of which are beyond our control. Alternatively, we may seek to maintain compliance with the leverage ratio covenant by reducing our outstanding debt by raising additional funds through a number of means, including, but not limited to, securities offerings, or asset sales. There can be no assurance that we will be able to grow our earnings, reduce our expenses, and/or raise funds to reduce our outstanding debt to the extent necessary to maintain compliance with this covenant. In addition, any expense reductions undertaken to maintain compliance may impair our ability to compete, by, among other things, limiting research and development or hiring of key personnel. In addition, because GAAP requires us to continue to refine our accounting for open periods until the financial statements for such periods are filed, it is also possible that we may determine that we were not in compliance with the leverage ratio covenant in historical periods, until such time as we file the consolidated financial statements for such periods. Based on our current expectations, we intend to reduce our outstanding debt by the end of the quarterly period ending January 31, 2011 in order to maintain compliance with the consolidated leverage ratio covenant, using available cash or cash raised from financing activities. Alternatively, we may pursue an acquisition that is accretive to our earnings. There can be no assurance that we will be successful with any such financing activities or in pursuing such an acquisition.
In addition, we are subject to a number of restrictive covenants, including limitations on our ability to incur indebtedness, create liens, make fundamental business changes, dispose of property, make restricted payments (including dividends), make significant investments, enter into sale-and-leasebacks, enter new lines of business, provide negative pledges, enter into transactions with related parties, and enter into any speculative hedges, although there are limited exceptions to these covenants. Because of the delay in the filing our Comprehensive 10-K, Annual Report on Form 10-K for the year ended January 31, 2009, and the Quarterly Reports on Form 10-Q for each of the quarters ended April 30, July 31, and October 31, 2009, we may be delayed in the completion of the audits related to, and the timely filing of our Annual Report on Form 10-K for, the year ended January 31, 2010 and the credit agreement includes a requirement that we submit audited consolidated financial statements to the lenders within 90 days of the end of each fiscal year beginning with the year ended January 31, 2010, which for the year ended January 31, 2010 is May 1, 2010. If audited consolidated financial statements are not so delivered and such failure of delivery is not remedied within 30 days thereafter, an event of default occurs.